Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Third Quarter 2012 Results from Continuing Operations

HOUSTON, TX, NOVEMBER 8, 2012 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the third quarter of 2012. The Company recorded a net loss of $0.3 million, or ($0.01) per share, on revenue of $588.9 million, compared to a net loss from continuing operations in the second quarter of 2012 of $4.0 million, or ($0.08) per share, on revenue of $499.2 million and net income from continuing operations, before special items, in the third quarter of 2011 of $18.0 million, or $0.38 per share, on revenue of $444.0 million. Last year’s third quarter results included two non-cash items related to the Utility T&D segment: 1) an estimated $143.5 million pre-tax goodwill impairment charge and 2) a $4.0 million reduction of the earnout contingency.

For the third quarter of 2012, the Company generated operating income of $7.5 million compared to operating income of $5.9 million in the second quarter of 2012 and operating income, before special items, of $13.2 million in the third quarter of 2011. (Net income from continuing operations, before special items, and operating income, before special items, are non-GAAP measures and schedules for the GAAP to non-GAAP adjustment reconciliations in this press release are provided in the accompanying schedule.)

Randy Harl, President and Chief Executive Officer, commented, “Our third quarter results reflect additional losses incurred on the Red River Pipeline project in Texas and the Woodland Hills Pump Station project in Canada. The Red River Pipeline project is essentially completed and we do not currently anticipate incurring any additional losses in the fourth quarter. The two delayed projects we discussed on the last earnings call, one in south Louisiana and one in Canada, are now underway, and the south Louisiana project made a meaningful contribution to our third quarter results. We currently anticipate margin contribution from both projects in the fourth quarter. Additionally, a project in New England moved into a loss position in the third quarter due to customer changes and delays. However, we have submitted a comprehensive change order in accordance with our contract in order to return this project back to profitability. The loss associated with these three lump sum projects negatively impacted our operating results by $11.9 million.

“Despite the negative impact of these three projects, we were able to generate sequential improvement in operating performance. Several business units, including our Engineering units, EPC, Integrity, Utility T&D Texas electric distribution business and new field services work in Canada performed as planned, or better than expected. We continue to experience higher levels of bid activity and we booked over $500 million of new work during the third quarter with an emphasis on reducing our exposure to risk associated with lump sum projects. We believe industry conditions are currently favorable for higher utilization of resources and the potential for margin expansion.”

Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	1 of 5 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Backlog(3)

At September 30, 2012, Willbros backlog from continuing operations remained relatively flat at $2.3 billion compared to $2.2 billion at December 31, 2011. Twelve month backlog of $1.1 billion at September 30, 2012 increased 24 percent compared to $865.1 million at December 31, 2011.

Segment Operating Results

Oil & Gas

For the third quarter of 2012, the Oil & Gas segment reported operating income of $9.8 million on revenue of $369.6 million, despite the additional loss incurred on the Red River Project. The Red River Project encountered unforeseen equipment failures while completing the final directional drill which resulted in an extension of the schedule and most of the additional cost. This project is now mechanically complete. Positive performance from our Engineering, EPC and integrity activities partially offset the negative impact of the Red River Project. Our Oil & Gas segment, especially in our Regional Delivery business, continues to benefit from the high level of investment in the liquids rich resource plays. Additionally, low natural gas prices and new domestic crude supplies have resulted in increased activity in our Upstream and Downstream Engineering businesses, and pipeline integrity issues nationwide are contributing to an increase in recurring services backlog.

Utility T&D

The Utility T&D segment reported an operating loss of $2.4 million on revenue of $161.8 million. The loss related to low utilization of resources in our Northeast transmission and distribution businesses; a project in New England which moved into a loss position due to delays and changes attributable to engineering, material and rights of way; and lower margins due to a ramp-up of new transmission construction capacity in Texas. Positive performance from our utility businesses in the Pittsburgh, Baltimore and Richmond markets, and the continuing profitable performance of our Texas distribution business, partially offset these negative factors.

Canada

The Canada segment reported operating income of $43 thousand on revenue of $57.6 million. This result was attributable to new field services work which enabled a sequential increase in revenue of $20.2 million, generating higher margins and absorbing additional indirect and overhead costs. The tank project which was delayed in the second quarter is now underway and is expected to generate revenue and margin in the fourth quarter. Additional costs associated with the Woodland Hills Pump Station project in Canada negatively impacted the segment’s results. This project is over 89 percent complete and the remaining work will be provided to the customer on a time and material basis.

Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	2 of 5 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Credit Facility and Liquidity

At September 30, 2012, the Company had $15.9 million of cash and cash equivalents. On November 8, 2012, we amended and restated our 2010 Credit Agreement. This agreement provides for incremental term loans in an amount up to $60 million. The incremental term loans were drawn in full on the effective date of the amended and restated Credit Agreement. The agreement also provides for increased cash draw capability on our revolver once specified conditions are met.

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Friday, November 9, 2012 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Third Quarter Earnings Conference Call
When:	Friday, November 9, 2012—9:00 a.m. Eastern Time
How:	Live via phone—By dialing 480-629-9869 or 888-561-1721 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through November 16, 2012, and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4574130 #. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations and lawsuits; disruptions to the global credit markets; the untimely filing of financial statements; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	3 of 5 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

TABLE TO FOLLOW

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income Statement
Contract revenue
Oil & Gas	$369,573	$252,642	$906,883	$669,661
Utility T&D	161,820	149,167	471,654	428,823
Canada	57,555	42,298	128,880	112,255
Eliminations	(27)	(71)	(212)	(240)

	588,921	444,036	1,507,205	1,210,499
Operating expenses
Oil & Gas	359,770	245,272	895,846	673,150
Utility T&D	164,184	291,922	474,049	577,261
Canada	57,512	37,276	134,798	109,062
Changes in fair value of earn out liability	—	(4,000)	—	(10,000)
Eliminations	(27)	(71)	(212)	(240)

	581,439	570,399	1,504,481	1,349,233
Operating income (loss)
Oil & Gas	9,803	7,370	11,037	(3,489)
Utility T&D	(2,364)	(142,755)	(2,395)	(148,438)
Canada	43	5,022	(5,918)	3,193
Changes in fair value of earn out liability	—	4,000	—	10,000

Operating income (loss)	7,482	(126,363)	2,724	(138,734)
Other expense
Interest expense, net	(6,482)	(11,029)	(21,500)	(36,275)
Loss on early extinguishment of debt	—	—	(3,405)	(4,124)
Other, net	(42)	(264)	(283)	(284)

	(6,524)	(11,293)	(25,188)	(40,683)

Income (loss) from continuing operations before income taxes	958	(137,656)	(22,464)	(179,417)
Provision (benefit) for income taxes	1,012	(16,369)	3,937	(28,527)

Loss from continuing operations	(54)	(121,287)	(26,401)	(150,890)
Income (loss) from discontinued operations net of provision for income taxes	789	(10,716)	10,464	(27,882)

Net income (loss)	735	(132,003)	(15,937)	(178,772)
Less: Income attributable to noncontrolling interest	(273)	(296)	(945)	(878)

Net income (loss) attributable to Willbros Group, Inc.	$462	$(132,299)	$(16,882)	$(179,650)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Loss from continuing operations	$(327)	$(121,583)	$(27,346)	$(151,768)
Income (loss) from discontinued operations	789	(10,716)	10,464	(27,882)

Net income (loss) attributable to Willbros Group, Inc.	$462	$(132,299)	$(16,882)	$(179,650)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.01)	$(2.56)	$(0.57)	$(3.20)
Discontinued operations	0.02	(0.23)	0.22	(0.59)

	$0.01	$(2.79)	$(0.35)	$(3.79)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.01)	$(2.56)	$(0.57)	$(3.20)
Discontinued operations	0.02	(0.23)	$0.22	(0.59)

	$0.01	$(2.79)	$(0.35)	$(3.79)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(44,707)	$(3,117)	$(14,810)	$39,800
Investing activities	(1,776)	$14,188	570	32,568
Financing activities	28,371	$(25,486)	(32,380)	(115,788)
Foreign exchange effects	(404)	$(1,944)	(2,110)	(253)
Discontinued operations	(4,057)	$(12,440)	1,193	(23,224)
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	48,120	47,534	47,965	47,429
Diluted	48,120	47,534	47,965	47,429
Adjusted EBITDA from continuing operations(2)	$19,814	$30,088	$44,182	$46,729
Capital expenditures	3,499	2,898	11,015	9,241

Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	4 of 5 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

Reconciliation of Non-GAAP Financial Measure
Operating income (loss) from continuing operations before special items (1)
Operating income (loss), as reported	$7,482	$(126,363)	$2,724	$(138,734)
Goodwill impairment	—	143,543	—	143,543
Changes in fair value of contingent earnout liability	—	(4,000)	—	(10,000)

Operating income (loss) before special items	$7,482	$13,180	$2,724	$(5,191)

Net income (loss) from continuing operations before special items (1)
Net income (loss) from continuing operations, as reported	$(327)	$(121,583)	$(27,346)	$(151,768)
Goodwill impairment	—	143,543	—	143,543
Changes in fair value of contingent earnout liability	—	(4,000)	—	(10,000)

Net income (loss) from continuing operations before special items	$(327)	$17,960	$(27,346)	$(18,225)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations before special items (1)	$(0.01)	$0.38	$(0.57)	$(0.38)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted EBITDA from continuing operations (2)
Net loss from continuing operations attributable to Willbros Group, Inc.	$(327)	$(121,583)	$(27,346)	$(151,768)
Interest expense, net	6,482	11,029	21,500	36,275
Provision (benefit) for income taxes	1,012	(16,369)	3,937	(28,527)
Depreciation and amortization	11,738	13,901	37,838	46,565
Loss on early extinguishment of debt	—	—	3,405	4,124
Changes in fair value of earn out liability	—	(4,000)	—	(10,000)
Goodwill impairment	—	143,543	—	143,543
DOJ monitor cost	2	463	1,588	3,066
Stock based compensation	1,848	3,635	5,773	7,103
Restructuring and reorganization costs	33	—	169	173
Acquisition related costs	—	—	—	179
(Gains) losses on sales of assets	(1,247)	(827)	(3,627)	(4,882)
Noncontrolling interest	273	296	945	878

Adjusted EBITDA from continuing operations (2)	$19,814	$30,088	$44,182	$46,729

Balance Sheet Data	9/30/2012	6/30/2012	3/31/2012	12/31/2011

Cash and cash equivalents	$15,908	$38,481	$48,939	$58,686
Working capital	154,253	61,344	133,626	172,470
Total assets	975,187	868,801	857,644	861,771
Total debt	257,205	227,947	238,124	268,794
Stockholders’ equity	218,906	216,404	211,804	231,578
Backlog Data (3)
Total By Reporting Segment
Oil & Gas	$615,609	$716,756	$678,946	$517,597
Utility T&D	1,281,542	1,336,397	1,375,119	1,345,204
Canada	358,581	362,933	293,061	309,416

Total Backlog	$2,255,732	$2,416,086	$2,347,126	$2,172,217

Total Backlog By Geographic Area
United States	$1,745,120	$1,886,855	$1,872,478	$1,718,920
Canada	358,581	362,933	293,061	309,416
Middle East/North Africa	145,368	160,060	174,747	135,698
Other International	6,663	6,238	6,840	8,183

Total Backlog	$2,255,732	$2,416,086	$2,347,126	$2,172,217

12 Month Backlog	$1,068,921	$1,177,607	$980,792	$865,124

(1)	Operating income (loss), net income (loss) from continuing operations and basic income (loss) from continuing operations before special items are non-GAAP financial measures that exclude special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(2)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(3)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.

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Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	5 of 5 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035